Filed pursuant to Rule 433
Dated January 12, 2007
Registration No. 333-132201

Securities Offered:	Floating Rate Notes, MTN Series B
Form of Note:		Senior Note

Issuer:			Toyota Motor Credit Corporation
Amount:			$100,000,000

Offering Date:		January 12, 2007
Interest Accrual Date:	January 18, 2007
Settlement Date:	January 18, 2007
Maturity Date:		February 12, 2008
Floating Rate Index:	Federal Funds Same Day Effective Rate
Index Source:		Fed  H.15(519) /  Bloomberg FEDL01
Index Margin:	        + 5 basis points
Interest Reset:		Daily, using Friday's rate for the weekend
Interest Calculation:	Daily average on a weighted basis with a 2 business day
                        cutoff prior to interest payment date
Interest Payment Dates: Quarterly on the 12th of  February, May, August,
                        November, commencing February 12, 2007
Day Count:	        Actual/360
Day Count Convention:	Following, Adjusted
Re-offer Price:		$100.00
Fee:			0.01%
Net Price:		$99.990
Net Proceeds:		$99,990,000.00
Placement Agent:	The Williams Capital Group, L.P.
Cusip Number:	 	89233PB47
Minimum Denominations	$1,000 and integral multiples of $1,000 thereafter

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 800-924-1311.

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